Exhibit 10.4

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of May 30, 2019 (“Effective Date”) by and between Asiamax Holdings Limited a Hong Kong limited company (“Licensor”), on the one hand, and JP Outfitters, LLC, a Delaware limited liability company (“Licensee”) on the other hand. Licensor and Licensee are referred to collectively herein as the “Parties” and each as a “Party.”

WHEREAS, Licensor is a manufacturer and exporter of fine wearing apparel and related goods sold under and identified by world-famous trademarks of its customers, which trademarks are registered in the United States and elsewhere throughout the world; and

WHEREAS, Licensor purchased from Licensee the “Purchased Intellectual Property,” as that term is defined in an agreement denominated as the “Specific Intellectual Property Purchase Agreement” between Licensor as “Buyer” and Licensee as “Seller” (the “IP APA”); and

WHEREAS, Licensor desires to grant and Licensee desires to obtain the right, license and privilege to use certain of Licensor’s trademarks in connection with the manufacture, distribution and sale of Products in the Territory (and not outside the Territory), all as those terms are defined in this Agreement.

NOW, THEREFORE, in consideration of the preceding Recitals and the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings set forth below, and capitalized terms not otherwise defined in this Agreement but defined in the IP APA shall have the same meanings in this Agreement as in the IP APA:

a. “Affiliate” means with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person.

b. “Confidential Information” means with respect to a Party, all valuable, proprietary and confidential information belonging to or pertaining to such party that does not constitute a “Trade Secret” of such Party and that is not generally known by or available to such Party’s competitors but is generally known only to that Party and those of its employees, independent contractors, clients, or agents to whom such information must be confided for internal business purposes. The “Confidential Information” of a Party (the “First Party”) shall not include information that (a) has become generally known by or available to the public or the First Party’s competitors through no wrongful act or omission of the other Party the (“Second Party”); (b) has been rightfully and lawfully furnished to the Second Party by a party other than the First Party on a non-confidential basis; or (c) has been developed independently by the Second Party without use of the First Party’s Confidential Information or Trade Secrets. A “Trade Secret” is any information that under applicable law constitutes a trade secret.

c. “Control” means the ability to direct the management or policies of a person, whether by equity ownership, contract or otherwise.

d. “Term”  means the twenty (20) year period from the Effective Date through the close of business in the State of Delaware, United States, on May 31, 2039. Thereafter, the Term shall automatically continue for successive ten (10) year periods, unless either Party delivers written notice of termination to the other Party no more than one hundred eighty (180) days, and no less than ninety (90) days, before the expiration of the then current Term.

e. “Intellectual Property” means the items of Intellectual Property listed on the attached Schedule l(e).

f. “Gross Sales” means all gross sale generated or earned by Licensee in connection with the manufacturing, marketing, sale and/or distribution of the Products utilizing Licensee’s Intellectual Property, less (i) sales taxes, and (ii) shipping expenses, but without any deductions for financing, taxes, uncollectible accounts, or manufacturing, distributions, advertising, marketing or promotion expenses of any kind.

g. “Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

h. “Product” means any apparel products and fashion accessories sold by Licensee into the Territory bearing, incorporating or using any of the Intellectual Property.

j. “Territory” means continental North America, South America, Central America and the Caribbean and online sales to customers on a worldwide basis.

2.  License and Restrictions.

a. License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-transferable license, without the right to sublicense (except to Licensee’s manufacturers and/or sublicensees pre-authorized in writing by Licensor and that are in direct privily with Licensee and subject to strict compliance with the terms of this Agreement) to utilize the Intellectual Property of Licensor in the manufacturing, marketing, sale, and distribution of Products solely within the Territory. The Products shall at all times during the Term be of a quality not less than the quality of the Products during the one-year period immediately preceding the Effective Date.

b. Exclusivity. During the Term of this Agreement, subject to the Licensee’s continued compliance with the terms and conditions of this Agreement, Licensor agrees that, except as expressly provided herein, the rights set forth in Section 2(a) with respect to sales and marketing shall be exclusive to Licensee solely within the Territory and solely with respect to the Products, and Licensor will not license or sublicense to any other Person the right to use the Licensor’s Intellectual Property for any of the Products within the Territory. Licensee shall use its commercially reasonable best efforts to develop, maintain, update and implement measures designed to ensure that its intermediaries, retailers and their respective affiliates market, promote, sell or distribute the Products purchased from the Licensee only to customers within the Territory.

Nothing in this Agreement shall preclude Licensor from selling or permitting others to sell Products outside the Territory that individual consumers might choose to bring into the Territory for their personal use or as gifts for others, and for those individual consumers to on-sell those Products at any time and from time to time within the Territory such as on eBay, second hand clothing websites, or otherwise. Licensor shall not permit authorized licensees marketing the Products on platforms based outside of the Territory to sell to purchasers located in the Territory.

c. Quality and Scope of Products which are labeled or use Licensor’s Intellectual Property. All Products shall be manufactured, sold, promoted, distributed, marketed, and advertised by Licensee in accordance with all applicable governmental, regulatory, professional, and industry-wide codes, statutes, rules, regulations, ordinances, and decrees and in keeping with high-quality standards. Licensor shall have the right to review a representative portion of each line of Products and to give suggested changes to Licensee.

Licensee shall, and shall require that its authorized manufacturers and authorized sublicensees, maintain quality standards that provide reasonable value at the applicable retail price point for the applicable target market within the Territory, and that the Products meet or exceed all federal, state and local laws, standards, and regulations applicable within the Territory pertaining to product safety, quality, and labelling when manufacturing, marketing, promoting, selling and distributing the Products in the Territory.

d. Labeling. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee during the Term of this Agreement a non-transferable license to use and display the trademarks included in the Intellectual Property solely in connection with Licensee’s marketing, sale and distribution of the Products within the Territory. Licensee acknowledges Licensor’s exclusive ownership of the Intellectual Property and further acknowledges that nothing herein shall give Licensee any right, title or interest in or to any of the Intellectual Property, except solely for the license to use the same as provided and on the conditions set forth in this Agreement.

e. Reservation of Rights. Any rights not expressly licensed to Licensee under this Agreement are expressly reserved by and to Licensor, subject to the limitations specified in this Agreement.

3.  Payments and Accounting.

a. Royalty. As consideration for the rights and license as granted to Licensee pursuant to this Agreement, Licensee shall pay to Licensor a royalty (each such payment a “Royalty Payment”) in an amount equal to (1) four tenth of one-percent, or point four percent (0.4%), of all Gross Sales for the first forty million U.S. dollars (US $40,000,000.00) of Products bearing or utilizing any of Licensor’s Intellectual Property in any cumulative rolling trailing twelve (12) months period after the Effective Date, and (2) once Gross Sales in any cumulative rolling trailing twelve (12) months period after the Effective Date exceed forty million US dollars (US $40,000,000.00) (the “$40 Million Date”) one percent (I%) of Gross Sales on all Gross Sales commencing on and continuing after the $40 Million Date through the remainder of the Term. Licensee shall use commercially reasonable efforts to maintain, develop, and grow active demand and market for the Products, and to maintain, preserve, promote, and strengthen the brand image and enhance the goodwill of the Licensed Intellectual Property.

b. Minimum Royalty. Starting with the 2020 calendar year, the minimum amount of the Royalty Payment for each calendar year during the Term shall be One Hundred Twenty Thousand US Dollars (US$120,000.00), even if the amount of the Royalty Payment calculated pursuant to Section 3(a) above is less than One Hundred Twenty Thousand US Dollars ($120,000.00), with any shortfall to be paid by Licensee to Licensor with the annual report referred to in Section 3(d) below. For the last partial calendar year during the Term, the minimum Royalty Payment amount shall be equal to the product of: (i) $120,000, and (ii) the number of days this Agreement was enforce during the last year, divided by 365.

c. Monthly Sales Reports and Monthly Payments. Promptly on or before the fifteenth (I 5th) day after each month during the Term of this Agreement, Licensee shall furnish to Licensor complete and accurate statements (the “Monthly Sales Reports”) for the preceding month (certified by Licensee to be accurate and complete) showing the Product and style number, description, unit sales, price of goods sold, Gross Sales of Products for the previous month, and together with the Monthly Sales Report Licensee shall pay to Licensor all Royalty Payments owing for the previous month. All such Royalty Payments shall be in U.S. funds in cash or cash equivalent.

d. Annual Report. Not later than on January 31 of each calendar year during the Term of this Agreement, and within 30 days following the termination of the Term of this Agreement, Licensee shall also furnish Licensor with a report and an accompanying payment reconciling all Royalty Payments paid or due for the previous calendar year.

e. Taxes. Licensee shall pay, and indemnify and hold Licensor forever harmless from, any and all taxes, customs, duties, levies, imports or any other charges now or hereafter imposed or based upon the manufacture, delivery, license, sale, promotion, marketing, possession or use hereunder by Licensee of the Products or the Licensor’s Intellectual Property (including, without limitation, sales, use, inventory, excise and value added taxes on sales of Products but excluding taxes based solely on Licensor’s net income), which charges shall not be deducted from the Royalty Payments payable by Licensee to Licensor under this Agreement.

f. Audit. Upon not less than five (5) business days prior written notice to Licensee, Licensor may, at its own expense, appoint an auditor to audit and examine Licensee’s books and records regarding Licensee’s use of the Licensor’s Intellectual Property and the manufacturing, marketing, sale and distribution of the Products, at Licensee’s offices during normal business hours, for the purpose of confirming the accuracy of all reports and all Royalty Payments and Licensee’s compliance with the terms and conditions of this Agreement. If after such audit it is determined that Licensee was in error by more than five percent (5%) with respect to Royalty Payments for any monthly or annual period, Licensee shall reimburse Licensor for its costs and expenses incurred in such audit as well as all amounts due and owing for the previous period. In the absence of fraud, audit rights with respect to any year shall expire five (5) years after the end of such year.

g. Timeliness. All payments hereunder shall be made to Licensor at the time and in the manner specified herein, it being intended and agreed that time is of the essence of this Agreement. Any payments ten (] 0) or more days past due will bear interest at the lesser of: (i) a monthly rate of 1.0%, or (ii) the maximum rate permitted under applicable law.

4.  Licensee’s Duties and Obligations.

a. Manufacture and Distribution. Licensee shall diligently, conscientiously, and at its own expense, use its best efforts to manufacture, market, sell, distribute, and promote the Products in the Territory using the Licensor’s Intellectual Property. Licensee shall maintain detailed, complete and accurate records regarding its manufacturing, promotion, marketing, sale, and distribution of the Products utilizing the Licensor’s Intellectual Property.

b. Registrations. Licensor shall assist Licensee in obtaining such registrations in the Licensor’s name in the Territory for the Licensor’s Intellectual Property as Licensee may designate. Licensee shall be responsible for the actual registrations and filing costs of such registrations in the Territory.

c. Laws. Licensee shall comply with all applicable laws, rules, regulations, ordinances, decrees, and requirements of any governmental or regulatory authority in connection with its manufacturing, marketing, sale, promotion and distribution of Products utilizing the Intellectual Property of Licensor.

d. Insurance. Licensee shall procure and maintain at its own expense adequate (in the reasonable opinion of Licensor) insurance coverage (which insurance shall name Licensor and its officers, directors, and managers as additional insureds), including, without limitation, general liability and product liability coverage for its obligations under this Agreement at any time and from time to time during the Term.

5.  Ownership and Protection.

a. Licensee acknowledges and agrees that the Licensor’s Intellectual Property and all Derivative Works thereof and any extension, or additions thereto shall be and forever remain solely and exclusively the property of Licensor, in perpetuity, and all use by Licensee of the Intellectual Property and any Derivative Works thereof shall inure to the sole benefit of Licensor. A “Derivative Work” is an expressive creation that includes major copyright-protected elements of an original, previously created first work (the underlying work), such that the derivative work becomes a second, separate work independent in form from the first. An “Authorized Derivative Work” shall be a Derivative Work that is approved by Licensor for development and sale by Licensee, the sales of which shall be included in the computation of the Royalty Payment set forth above.

b. Licensee agrees that it shall not, during the Term or thereafter, attack any of the rights of Licensor in or to the Intellectual Property or Derivative Works, regardless of the basis of such attack, and Licensee hereby unconditionally and irrevocably assigns to Licensor any right to make any such claim attacking any of Licensor’s rights. Licensee shall at no time develop or use, or authorize any other Person to develop or use any of the Intellectual Property or any trademark, trade name or other designation included in the Intellectual Property that is identical with or confusingly or colorably similar thereto a Derivative Work thereof. The foregoing covenant of Licensee shall survive the expiration or termination of this Agreement.

c. Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving the rights of Licensor in and to the Intellectual Property. Licensor may commence or prosecute any claims or suits in the name of Licensee or join Licensee as a party thereto if such naming or joinder is determined to be reasonably necessary or desirable by legal counsel to Licensor, to protect Licensor’s rights in and to the Intellectual Property. Licensee shall have no right to take any of the foregoing actions in this subsection (c) directly without Licensor’s prior written consent. Licensee shall immediately notify Licensor in writing of any infringements or imitations by others of any of the trademarks or trade names or any other element (whether or not copyrighted or copyrightable) of the Intellectual Property of which Licensee becomes or is aware, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any enforcement action or suit on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so, which consent Licensor may grant or withhold in its sole discretion. Licensor and Licensee shall each be responsible for fifty percent (50%) of all fees and expenses for claims instituted or prosecuted pursuant to this Section, provided that in the event Licensee does not consent to the institution or prosecution of claims pursuant to this Section, then all such fees and expenses shall be paid by Licensor.

6.  Supplier Exclusivity.

Licensor shall be the exclusive manufacturer and/or sourcing agent for all Products sold by Licensee. In the event that Licensee desires to source certain of its Products from other providers, Licensee shall contact Licensor to identify the Products and the potential alternate supplier(s). If Licensor cannot reasonably accommodate Licensee’s needs for such Products, Licensor may provide its written consent, in its sole and absolute discretion, to permit Licensee to acquire the Products from the other identified supplier(s). The consent by Licensor to allow Licensee to acquire Products from other supplier(s), from time to time, shall not waive Licensor’s rights to require Licensee to acquire all future Products from Licensor nor shall Licensor’s written consent to allow Licensee to acquire Products from another supplier, from time to time, amount to a course of conduct which would estop Licensor from demanding Licensee’s future compliance with the exclusive provisions contained herein.

7.  Transition of Remaining Finished Goods and/or Materials.

Licensee agrees to use its best efforts to utilize all raw materials and to sell all finished goods remaining after the servicing of all orders for the Products received by Licensee prior to the last day of the Term, and to do so completely, and to cease selling and offering to sell any Products, after the end of the thirty (30) day period immediately following the last day of the Term (the “Sell-Off Period”). During the Sell-Off Period, Licensee may continue to use the Intellectual Property to sell off its finished goods inventory of Products.

8.  Use and Disclosure.

a. Use and Disclosure of Intellectual Property. Licensee agrees to use the Licensor’s Intellectual Property solely in connection with the manufacture, marketing, sale, and distribution of Products subject to this Agreement solely in the Territory as permitted by this Agreement. Licensee agrees that it will not, without the prior written consent of Licensor: (A) disclose any of Licensor’s Intellectual Property to any Person, except as authorized in this Agreement; or (B) use or modify for use, any of Licensor’s Intellectual Property, to the detriment of Licensor or for the benefit of any Person or entity other than Licensor. Licensee will disclose only such of the Licensor’s Intellectual Property only on a need-to-know basis and only to those employees, consultants or contract manufacturers of Licensee who are employed or engaged in connection with the manufacture, marketing, sale or distribution of the Products in the Territory. Licensee shall take all necessary steps and use its best efforts to prevent any third party, including without limitation any contract manufacturer, from appropriating to itself any of the Intellectual Property, whether by offering excess inventory or producing Product for its own account whether in violation of Licensee’s contract manufacturing agreement or otherwise.

b. Return of Intellectual Property. Upon any expiration or termination of the Term of this Agreement, Licensee shall at its own expense return, or cause to be returned, to Licensor all physical embodiments of any of Licensor’s Intellectual Property which are then in the possession of Licensee or any of its employees, consultants, Affiliates, contract manufacturers or others. Licensee shall also return, or cause to be returned, to Licensor all other training materials, pricing lists, marketing or sales materials and technical information concerning the Products and Licensor’s Intellectual Property.

c. Confidential Information. Through exercise of each Party’s rights under this Agreement, each Party may be exposed to the other Party’s Trade Secrets and Confidential Information. In recognition of the other Party’s need to protect its legitimate business interests, each Party hereby covenants and agrees that it shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information of the other Party as strictly confidential and wholly-owned by such other Party and that it will not, without the express prior written consent of the other Party or except as required by law, redistribute, market, publish, disclose or divulge to any other Person or use or modify for use, directly or indirectly in any way for any Person: (i) any of the other Party’s Confidential Information during the Term of this Agreement and for a period of three (3) years after the expiration or termination of the Term; and (ii) any of the other party’s Trade Secrets at any time during which such information shall constitute a trade secret under applicable law. For the avoidance of doubt, the Parties hereby acknowledge and consent that the Licensor and/or its direct holding company(ies) and/or its indirect holding company(ies) shall issue announcement(s) relating to this Agreement or any other agreement, instrument, certificate or document contemplated hereby or the transactions contemplated hereby or thereby in accordance with the requirements of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

9.  Term and Termination.

a. Term. This Agreement shall commence as of the Effective Date and continue for the Term subject to the possibility that the Term may be ended sooner than upon the expiration of the Term as provided in this Agreement.

b. Time of the Essence. Time is of the essence in the termination of the Term and each Party’s respective performance obligations under this Agreement.

c. Termination for Breach. Licensor and Licensee shall each have the right to terminate the Term of this Agreement if the other Party breaches any representation, covenant or warranty set forth in this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach. Upon Licensor’s delivery of a written notice of breach sent to Licensee, Licensor shall also send a written copy of such notice to Licensee’s lender, Rosenthal & Rosenthal, Inc., at 1370 Broadway, New York, NY 10018, Attention: Robert A. Miller, EVP.

d. Immediate Termination by Licensor. Licensor shall have the right to terminate the Term of this Agreement effective upon delivery of written notice to Licensee following the occurrence of any one or more of the following events (each, an “Event of Default”): (i) Licensee becomes bankrupt or insolvent or an action is commenced by or against Licensee under any bankruptcy or insolvency law which is not dismissed within thirty (30) days after filing of same; (ii) a Change in Control of Licensee; or (iii) Licensee fails to make a Royalty Payment within fifteen (15) days after written notice of nonpayment. A “Change in Control” of Licensee shall occur and be deemed to have occurred at such time as the current equity owners of the Licensee as of the date of execution of the Agreement cease to own and Control more than fifty percent (50%) of both the voting and the economic ownership interests in the Licensee.

e.  Obligations upon Expiration or Termination.

(i) Effect as To Payments. Neither the expiration nor termination of the Term of this Agreement for any reason shall release either Party from the obligation to pay any amounts owing to the other Party as of the date of such expiration or termination. All such amounts, whether due or to become due, shall become due and payable immediately.

(ii) Effect as to Licensee. Subject to Licensee’s rights during the Sell- Off Period as described above in Section 6, Licensee shall cease holding itself out as a licensee of Licensor, and Licensee shall (and Licensee shall cause all Persons acting in the right of Licensee, such as, without limitation, contract manufacturers) to cease using the Licensor’s Intellectual Property.

f. Transactions after Termination. In the event either Party has any business relations with the other Party after the termination or expiration of the Term of this Agreement, such relations shall not be construed as a renewal of this Agreement or as a waiver of such termination or expiration, but all such transactions shall be governed by terms as established by the Parties at that time in connection with those business relations.

g. Survival. Notwithstanding any termination or expiration of the Term of this Agreement, the provisions the Agreement which by their terms or reasonable interpretation are intended to survive termination or expiration of the Term of this Agreement, shall survive such termination or expiration in accordance with their terms.

I 0. Indemnification.

a. Licensee’ Indemnification. Licensee shall defend, indemnify and hold harmless Licensor, Licensor’s Affiliates and their respective successors and assigns, and their directors, officers, managers, members, partners, equity holders, employees, agents and representatives, from and against any and all Losses arising out of, or caused by, or relating to: (i) any breach or failure to perform any covenant or agreement of Licensee in this Agreement; and/or (ii) any claim by a third party against Licensor arising out or relating to the manufacture, distribution, sale or use of a Product sold by Licensee under this Agreement.

b. Licensor’s Indemnification. Licensor shall defend, indemnify and hold harmless Licensee, Licensee’s Affiliates and their respective successors and assigns, and their directors, officers, managers, members, partners, stockholders, employees, agents and representatives, from and against any and all Losses arising out of, or caused by, or relating to any breach or failure to perform any covenant or agreement of Licensor in this Agreement.

11.  Miscellaneous.

a. Survival. All representations and warranties, and all covenants and agreements to be performed by either Party, shall survive and continue after the execution and delivery of this Agreement for the length of the applicable statute of limitations.

b. Entire Agreement. This Agreement and the other certificates, instruments, agreements and documents referenced herein (including, but not limited to, the schedules and the exhibits) constitute the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

c. Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party, and any assignment in contravention of the foregoing shall be null and void; provided, however, Licensor may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Affiliates or any Person that acquires all or substantially all of the equity or assets of Licensor, whether related solely or principally to the Business or otherwise. Further, Licensor and Licensee may, upon written notice to the other Party, assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Licensor or its Affiliates and any such lender may exercise all of the rights and remedies of Licensor and Licensee, as the case may be, hereunder.

d. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by electronic mail, or (provided another method of delivery is also utilized, also) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

If to Licensee, to:

JP Outfitters, LLC

1111 Brickell Avenue, Suite 1300

Miami, FL 33131 Attention: Arnold Cohen

If to Licensor, to:

Asiamax Holdings Limited c/o Sterling Apparel

Inc. 18th Floor, Win Plaza, 9 Sheung Hei Street,

San Po Kong, Kowloon Hong Kong

Attention: Sam Chung

Electronic mail: sam.chung@sphk.com.hk

or to such other address or addresses as the Parties may from time to time designate in writing. Any notice which is delivered personally or by electronic mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the sixth Business Day after the day it is so placed in the mail or, if earlier, at the time of actual receipt by the recipient. Any notice which is sent via Fedex, DHL or UPS shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the second Business Day after delivered to any such overnight courier or, if earlier, at the time of actual receipt by the recipient.

e. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

f. Jurisdiction and Process. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF CINCINNATI, STATE OF OHIO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COURT SHALL AWARD, AND ANY JUDGEMENT OR ORDER ISSUED BY ANY SUCH COURT SHALL INCLUDE AND REQUIRE THE NON-PREVAILING PARTY TO PAY TO THE PREVAILING PARTY IN ANY SUCH ACTION OR PROCEEDING THE PREVAILING PARTY’S REASONABLE LEGAL FEES AND EXPENSES.

g. Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. THE PARTIES HEREBY WAIVE AND DO NOT CONSENT TO ANY COURT PROCEEDING BEING TELEVISED OR IN ANY OTHER WAY BROADCAST TO THE NPUBLIC.

h. Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto or by the Party to be charged therewith. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

i. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

j. Expenses. Unless this Agreement expressly provides otherwise, each Party shall bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

k. Full Understanding. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. Each of the Parties negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other governmental authority construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that Party (or any of its representatives) drafted any part of this Agreement.

I. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

-SIGNATURE PAGE FOLLOWS-

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

LICENSOR:

Asiamax Holdings Limited

By:	/s/ Sam K W Chung
Name:	Sam K W Chung
Title:	Director

LICENSEE:

JP Outfitters, LLC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager

[Signature page to License Agreement]

SCHEDULE l(e)

INTELLECTUAL PROPERTY

A.	Digital files containing customer lists and customer files

J. Peterman

Total File Quantities as of 2/28/19:

0-12 Month: 75,351

13-24 Month: 56,411

25+ Month: 392,670

Total File: 524,432

Database located at CLI

Attn: Joyce Hinton 2040 Jay-Mar Rd, Ste 2

Plover, WI 54467

Tel: 715-341-6180

B.	Tradenames and trademarks

J. Peterman United States Registered and Pending Marks

SERIAL NO.	REG.NO.	MARK	GOODS I SERVICES
88173204		THE J. PETERMAN COMPANY	020
88173202		THE J. PETERMAN COMPANY	009
88173199		THE J. PETERMAN COMPANY	018
88173190		THE J. PETERMAN COMPANY	014
88173183		THE J. PETERMAN COMPANY	003
86825744		J. PETERMAN E.M. COLLECTION	003
74455345	1909959	THE J. PETERMAN COMPANY	002 and 042
74322425	1792689	THE J. PETERMAN COMPANY	025
87756267		PETERMAN’S EYE	041
77257042	3978420	PETERMAN’S EYE	041
74455344	1857684	OWNER’S MANUAL	016 and 042
7445542	1879705	(Design Mark: Man in Coat and Man on Horse)	016 and 042
74558233	2057811	1903	003
75422995	2273761	(Design Mark: Signature of J Peterman)	003
76509476	2919566	(Design Mark: Man in Coat and Man on Horse)	020
86124278	4660867	(Design Mark: Man in Coat)	020
86124279	4660868	(Design Mark: Man in Coat)	035
86486119	5032557	(Design Mark: Man in Coat)	1016

J. Peterman European Union IPO Registered Marks

REG.NO.	MARK	GOODS I SERVICES
000784975	OWNER’S MANUAL	016
000784678	THE J. PETERMAN COMPANY	016, 018, 025
000784645	(Design Mark: Man in Coat and Man on Horse)	016 and 025

J Peterman Pending Canadian Marks

APP.NO.	MARK	GOODS I SERVICES
1927275	THE J. PETERMAN COMPANY	003, 009, 014, 018, 020, 025

J. Peterman Registered Chinese Marks

REG.NO.	MARK	GOODS I SERVICES
1305420	THE J. PETERMAN
1283626	THE J. PETERMAN
1312987	(Design Mark: image not readily available)

C.	URLs and social media handles

J. Peterman Domain Names

Domain Name	TLD	Expiration Date	Status
ANNATAAPPAREL.COM	.com	5/10/2019	Active
ANNATABYJP.COM	.com	8/11/2019	Active
ANNATABYJPETERMAN.COM	.com	5/10/2019	Active
ANNATACATALOG.COM	.com	5/10/2019	Active
ANNATACLOTHING.COM	.com	5/10/2019	Active
BOOTYSPOILSANDPLUNDER.COM	.com	3/23/2022	Active
GARDENSANDGRASS.COM	.com	6/1/2019	Active
GREATGIFTING.COM	.com	12/28/2019	Active
JOHNPETERMAN.COM	.com	5/23/2019	Active
JPETERMAN.BIZ	.biz	11/6/2019	Active
JPETERMAN.COM	.com	6/17/2023	Active
jpeterman.email	.email	1/31/2020	Active
jpeterman.info	.info	1/31/2020	Active
JPETERMAN.NET	.net	12/29/2019	Active
jpeterman.us	.us	1/31/2020	Active
JPETERMANAFFILIATES.COM	.com	11/28/2019	Active
JPETERMANAUCTION.COM	.com	1/31/2020	Active
JPETERMANAUCTION.NET	.net	1/31/2020	Active

JPETERMANAUCTIONS.COM	.com	1/31/2020	Active
JPETERMANCOMPANYGOLF.COM	.com	11/28/2019	Active
JPETERMANGOLF.COM	.com	11/28/2019	Active
JPETERMANHOME.COM	.com	9/24/2020	Active
JPETERMANMOVIELEGENDS.COM	.com	3/23/2022	Active
JPETERMANPARTNERS.COM	.com	11/28/2019	Active
jpetermansidecar.com	.com	2/24/2020	Active
JPETERMANSWEEPSTAKES.COM	.com	8/3/2021	Active
JPETERMANTRA VEL.COM	.com	9/24/2020	Active
jpsidecar.com	.com	2/24/2020	Active
MACRONEAUX.COM	.com	3/20/2019	Active
PETERMANAUCTIONS.COM	.com	1/31/2020	Active
PETERMANEYE.COM	.com	3/23/2022	Active
PETERMANGOLF.COM	.com	11/28/2019	Active
PETERMANSEYE.COM	.com	3/23/2022	Active
PETERMANSEYE.NET	.net	3/23/2022	Active
petermansidecart.com	.com	2/25/2020	Active
PETERSONEYE.COM	.com	9/24/2019	Active
PETERSONSEYE.COM	.com	9/24/2019	Active
THEURBANSOMBRERO.COM	.com	7/14/2020	Active
THEURBANSOMBRERO.NET	.net	7/14/2020	Active
WHAT2SHOP4.COM	.com	3/28/2019	Active
WHAT2SHOP4.NET	.net	3/28/2019	Active
WHATTOSHOPFOR.COM	.com	3/28/2019	Active
WHATTOSHOPFOR.NET	.net	3/28/2019	Active

D.	Peterman Social handles

Facebook: https://www.facebook.com/JPetermanCo

Twitter: https://twitter.com/jpeterman

Instagram: https://www.instagram.com/jpetermanco/

Pinterest: http://www. pinterest.com/jpetermanco

LinkedIn: https://www.linkedin.com/company/j.-peterman-company

E.	Digital files containing images, logos and type of the catalogues:

1. Peterman product images and logos

Approximately 4,000 pieces of scanned product illustrations (Adobe Photoshop / TIF format) and logo files are located on the “BLUE” server located at J. Peterman Blue Ash offices.

J. Peterman product copy

Approximately 4,000 pieces of scanned product illustrations (MS Word format) located on the “BLUE” server located at J. Peterman Blue Ash offices.

F.	Digital files containing email addresses of customers:

J. Peterman Customer Email File (With email addresses)

0-18 Engaged Emails (opened within the last 18 months): 116,000

Remainder of emails: 196,000

Total: 312,000

Located on the “BLUE” server located at J. Peterman Blue Ash offices.

G.	Email addresses used by the Seller that interface with customers:

J. Peterman: customerservice@jpeterman.com